Exhibit 4(e)

NINTH SUPPLEMENTAL INDENTURE

Ninth Supplemental Indenture (this “Supplemental Indenture”), dated as of April 15, 2013, between Energy Future Holdings Corp. (formerly EFH2 Corp.), a Texas corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Energy Future Holdings Corp., a Texas corporation (the “Predecessor”), has heretofore executed and delivered to the Trustee an Indenture, dated as of January 12, 2010, as supplemented and amended by the First Supplemental Indenture, dated as of March 16, 2010, the Second Supplemental Indenture, dated as of April 13, 2010, the Third Supplemental Indenture, dated as of April 14, 2010, the Fourth Supplemental Indenture, dated as of May 21, 2010, the Fifth Supplemental Indenture, dated as of July 2, 2010, the Sixth Supplemental Indenture, dated as of July 6, 2010, the Seventh Supplemental Indenture, dated as of July 7, 2010, and the Eighth Supplemental Indenture, dated as of January 25, 2013 (as so supplemented and amended, the “Indenture”), providing for the issuance of the Predecessor's 10.000% Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, the Predecessor has contributed all of the capital stock of Energy Future Competitive Holdings Company to the Company, which contribution did not constitute the transfer of all or substantially all of the properties or assets of the Predecessor;

WHEREAS, on the date hereof, simultaneously with the effectiveness of this Supplemental Indenture, the Predecessor shall have merged with and into the Company, with the Company continuing its existence under the laws of the State of Texas, and the merger shall have become effective under the laws of the State of Texas;

WHEREAS, Section 5.01(a) of the Indenture provides, among other things, that the Predecessor shall not merge with or into any Person unless the Successor Company (as defined in the Indenture), if other than the Predecessor, expressly assumes (i) all the obligations of the Predecessor under the Notes, the Indenture and the Security Documents, to the extent the Predecessor is a party thereto, pursuant to a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee and (ii) the Registration Rights Agreement (as defined in the Indenture);

WHEREAS, Section 5.02 of the Indenture provides that, upon any merger in accordance with Section 5.01 of the Indenture (other than as otherwise provided in Section 5.02), the successor corporation into or with which the Predecessor is merged shall succeed to, and be substituted for (so that from and after the date of such merger, the provisions of the Indenture referring to the “Issuer” shall refer instead to the successor corporation and not to the Predecessor), and may exercise every right and power of, the Predecessor under the Indenture with the same effect as if such successor Person had been named as the “Issuer” in the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders, the Company and the Trustee may amend or supplement the Indenture, the Notes or any Security Document, at any time after the Issue Date, to comply with Section 5.01 of the Indenture or to provide for the assumption of the Predecessor's obligations to the Holders;

WHEREAS, the Company desires and has requested that the Trustee join in execution of this Supplemental Indenture for the purpose of evidencing such succession and assumption;

WHEREAS, the Company has been duly authorized to enter into this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding instrument enforceable in accordance with its terms have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE ONE

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE TWO

SECTION 2.01. Representations of the Company. The Company represents and warrants to the Trustee as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.

ARTICLE THREE

SECTION 3.01. Assumptions and Agreements of Successor.

(a) In accordance with Section 5.01(a) of the Indenture, the Company hereby expressly assumes (i) all the obligations of the Predecessor under the Notes, the Indenture and the Security Documents, to the extent the Predecessor is a party thereto and (ii) the Registration Rights Agreement.

(b) In accordance with Section 5.02 of the Indenture, the Company shall succeed to, and be substituted for (so that from and after the date of this Supplemental Indenture, the provisions of the Indenture referring to the “Issuer” shall refer instead to the Company and not to the Predecessor), and may exercise every right and power of, the Predecessor under the Indenture with the same effect as if the Company had been named the “Issuer” in the Indenture.

ARTICLE FOUR

SECTION 4.01. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto.

SECTION 4.02. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.03. Full Force and Effect. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Company, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

SECTION 4.04. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

SECTION 4.05. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

SECTION 4.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

SECTION 4.07. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 4.08. The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

SECTION 4.09. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 4.10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.11. Severability. If any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Supplemental Indenture or the Indenture shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Senior Vice President, Treasurer and Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice-President